Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements: (Form S-8 No. 333-60074, No. 33-56789, No. 33-68370, No. 333-80435, No. 333-93101, No. 333-31290, No. 333-115320, No. 333-115321, No. 333-122484 and No. 333-122483) and (Form S-3 No. 333-61465) of Thomas & Betts Corporation, of our report dated February 23, 2007, with respect to the consolidated financial statements of The Lamson & Sessions Co. included in the Annual Report (Form 10-K) for the year ended December 30, 2006, which is incorporated by reference in this current report on Form 8-K/A of Thomas & Betts Corporation.
               /s/ Ernst & Young LLP
Cleveland, Ohio
January 15, 2008